14296023.2 - 02/12/26

EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary Shares of Fennec Pharmaceuticals Inc. dated as of February 17, 2026, is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(2) under the Securities Exchange Act of 1934, as amended.
Dated: February 17, 2026

SONIC GP LLC

By:	/s/ Lawrence Kam
Lawrence Kam, Managing Member

THE SONIC FUND II, L.P.

By:	/s/ Lawrence Kam
Lawrence Kam, Authorized Person

/s/ Lawrence Kam
Lawrence Kam